Exhibit 15
To the Shareholders and Board of Directors of
Crawford & Company:
We are aware of the incorporation by reference in the previously filed Registration Statement File Nos. 333-02051, 333-24425, 333-24427, 333-43740, 333-87465, 333-87467, 333-125557, 333-140310, 333-142569, 333-155406, 333-157896, 333-161280 of Crawford & Company of our report dated November 9, 2009 relating to the unaudited condensed consolidated interim financial statements of Crawford & Company that are included in its Form 10-Q for the quarter ended September 30, 2009.

/s/ Ernst & Young LLP
Atlanta, Georgia
November 9, 2009